UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2007

OSAGE EXPLORATION AND DEVELOPMENT, INC.
(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

888 Prospect Street, Suite 210 La Jolla, CA 92037 (Address of principal executive offices)	(858) 551-0194 (Issuer’s telephone number)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2007, the Company entered into an employment agreement with Kim Bradford to serve as President and Chief Executive Office of the Company. In addition, the Company entered into an employment agreement with Greg Franklin to serve as Chief Geologist and Ran Furman to serve as Chief Financial Officer.

Mr. Kim Bradford
Mr. Bradford has served as President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company since January 2007 and was elected to our board as Chairman effective February 2007. In August 2005, Mr. Bradford co-founded Catalyst Consulting Partners LLC, a California based consulting firm that advises publicly traded companies and their management teams on executive search, shareholder communications, general media consulting, investor relations, website design, and other corporate matters. In 2001, Mr. Bradford co-founded Decision Capital Management, LLC, the successor firm to Decision Capital Management LP, a Registered Investment Advisor firm which he founded in 1999. Prior to founding Decision Capital, Mr. Bradford has been involved in the brokerage business for over 25 years, both as an employee of major Wall Street firms, such as Merrill Lynch and Morgan Stanley, and as a principal in a NASD broker dealer firm specializing exclusively in natural resource based investments, such as oil and gas and precious metals mining. Mr. Bradford currently works at both Catalyst Consulting Partners, LLC and Decision Capital Management, LLC and devotes approximately 85% of his time to Osage. Mr. Bradford is 54 years old.

Mr. Bradford’s employment agreement is for two years ending November 30, 2009 (“Employment Period”) with an annual base salary of $144,000 and a signing bonus of $150,000. Mr. Bradford could be eligible for an annual bonus as determined by the Board of Directors. In the event that Mr. Bradford’s employment is terminated for a Change of Control, then he shall be eligible to receive, in one lump payment, the greater of (i) annual base salary in effect immediately prior to the Change of Control or (ii) the remaining base salary in effect immediately prior to the Change of control owed to Mr. Bradford until the end of the Employment Period.

Mr. Greg Franklin
Mr. Franklin has served as a consultant to the Company in the role of a petroleum geologist since February 2005 and has served as a director of the Company since May 2005. Mr. Franklin has 25 years experience in the search, discovery, management and production of Oil and Gas. From March 1999 to February 2005 Mr. Franklin was a staff geologist for Barbour Energy. Mr. Franklin’s previous experience includes positions as Vice President for Gulf Coast Exploration and Development Company and geologist with Conoco. Mr. Franklin graduated with a Bachelor of Science in Geology from Oklahoma State University 1980. Mr. Franklin is 51 years old.

Mr. Franklin’s employment agreement is for two years ending November 30, 2009 (“Employment Period”) with an annual base salary of $120,000. Mr. Franklin will receive 2,000,000 shares of the Company’s $0.0001 par value (the “Restricted Stock”) which shall vest as to 100% on January 1, 2009. Mr. Franklin could be eligible for an annual bonus as determined by the Board of Directors. In the event that Mr. Franklin’s employment is terminated for a Change of Control, then he shall be eligible to receive, in one lump payment, the greater of (i) annual base salary in effect immediately prior to the Change of Control or (ii) the remaining base salary in effect immediately prior to the Change of control owed to Mr. Furman until the end of the Employment Period.

Mr. Ran Furman
Mr. Furman has served as a financial consultant to the Company since February 2007 and was elected to our board effective February 2007. Mr. Furman has over 15 years of transactional experience in corporate finance, capital markets and investment banking. Since October 2007, Mr. Furman has also served as the Chief Financial Officer and Board member of National Filing Agency, Inc. Mr. Furman has been an independent consultant since July 2003 focusing on advising growth companies on corporate finance transactions and providing interim CFO services. Previously, Mr. Furman served as Chief Financial Officer of Island Pacific, Inc. from July 2003 to January 2005 and Chief Financial Officer of e.Digital Corporation from September 2001 to July 2003. Mr. Furman’s prior experience includes Investment Banker at Jesup & Lamont Securities, a banker with Bank of Montreal and a staff accountant with Deloitte & Touche. Mr. Furman has an MBA from Columbia Business School and a BA in accounting from the University of Washington. Mr. Furman is 38 years old.

Mr. Furman’s employment agreement is for two years ending November 30, 2009 (“Employment Period”) with an annual base salary of $102,000. Mr. Furman will receive 600,000 shares of the Company’s $0.0001 par value (the “Restricted Stock”) which shall vest as to 100% on January 1, 2009. Mr. Furman could be eligible for an annual bonus as determined by the Board of Directors. In the event that Mr. Furman’s employment is terminated for a Change of Control, then he shall be eligible to receive, in one lump payment, the greater of (i) annual base salary in effect immediately prior to the Change of Control or (ii) the remaining base salary in effect immediately prior to the Change of control owed to Mr. Bradford until the end of the Employment Period.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit 10.14	Employment Agreement with Kim Bradford, President and Chief Executive Officer dated November 9, 2007

Exhibit 10.15	Employment Agreement with Greg Franklin, Chief Geologist, dated November 9, 2007

Exhibit 10.15.1	Restricted Stock Agreement for Greg Franklin dated November 9, 2007

Exhibit 10.16	Employment Agreement with Ran Furman, Chief Financial Officer, dated November 9, 2007

Exhibit 10.16.1	Restricted Stock Agreement for Ran Furman dated November 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: November 13, 2007	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer